Exhibit 5.1

April 14, 2003

Xcel Energy Inc.
800 Nicollet Mall
Suite 3000
Minneapolis, Minnesota 55402-2023

Re:     3,000,000 Shares of Common Stock, par value $2.50 per share, and related rights to purchase Common Stock issued pursuant to the Xcel Energy 401(k) Savings Plan (the “401(k) Plan”) and the New Century Energies, Inc. Employees’ Savings and Stock Ownership Plan for Bargaining Unit Employees and Former Non-Bargaining Unit Employees (the “Employees’ Savings and Stock Ownership Plan” and, together with the 401(k) Plan, the “Plans”)

Ladies and Gentlemen:

I serve as Assistant General Counsel of Xcel Energy Inc., a Minnesota corporation (the “Company”), and in such capacity I have acted as counsel to the Company in connection with the proposed issuance of the Common Stock and related rights to purchase Common Stock referred to above (collectively, the “Shares”), pursuant to the Plans. The Shares are the subject of the Company’s Registration Statement on Form S-8 (the “Registration Statement”) under the Securities Act of 1933, as amended (the “Securities Act”), to which this opinion, with my consent, is attached as an exhibit.

I have examined all records, instruments, and documents which I have deemed necessary to examine for the purposes of this opinion, including the registration statements on Form S-8, as amended, relating to the predecessors to the Plans previously filed by the Company pursuant to the Securities Act.

Based upon the foregoing and upon my general familiarity with the Company and its properties and affairs, I am of the opinion that:

1)	The Company is a duly organized and validly existing corporation under the laws of the State of Minnesota and is legally qualified and authorized to operate and conduct business in the State of Minnesota.

2)	When, as and if the Registration Statement becomes effective pursuant to the provisions of the Securities Act and the Shares have been duly issued and delivered, and the consideration for the Shares has been duly received by the Company, all in the manner contemplated by said Registration Statement, the Shares will be legally issued, fully paid and nonassessable shares of stock and rights to purchase shares of stock of the Company.

I hereby consent to the incorporation of this opinion into the Registration Statement.

Respectfully submitted,

/s/ DANIEL A.R. SHOEMAKER Daniel A.R. Shoemaker Assistant General Counsel